Exhibit (11)

                       FLORIDA ROCK INDUSTRIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                               THREE MONTHS ENDED DECEMBER 31


                                                      1995            1994

Net income                                        $ 5,495,000     $ 6,137,000


Common shares:

Weighted average shares
 outstanding during the
 period                                             9,487,109       9,487,222

Shares issuable under
 stock options which are
 potentially dillutive
 and affect primary
 earnings per share                                    32,304          16,854

Maximum potential shares
 includable in computa-
 tion of primary earnings
 per share                                          9,519,413       9,504,076

Additional shares issu-
 able under stock options
 which are potentially
 dillutive and affect
 fully diluted earnings
 per share                                             22,154         15,025

Maximum potential shares
 included in computation
 of fully diluted
 earnings per share                                  9,541,567      9,519,101


Primary earnings per
 common share                                            $.58           $.65


Fully diluted earnings
 per common share (a)                                    $.58           $.65


(a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.